Exhibit 5

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 400

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER	WRITER’S EMAIL
(202) 274-2009	mlevy@luselaw.com

July 11, 2007

The Board of Directors

LaPorte Bancorp, Inc.

710 Indiana Avenue

LaPorte, Indiana 45350

Re:	LaPorte Bancorp, Inc.
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of up to 2,985,392 shares of LaPorte Bancorp, Inc. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”). We have reviewed the Company’s Charter, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and LaPorte Bancorp, Inc. Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, will be legally issued, fully paid and non-assessable.

This Opinion has been prepared in connection with the Form S-1. We hereby consent to our firm being referenced under the caption “Legal and Tax Opinions,” and for inclusion of this opinion as an exhibit to the Registration Statement on Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick
LUSE GORMAN POMERENK & SCHICK A PROFESSIONAL CORPORATION